Exhibit 19.1
TPG INC.
POLICY PROHIBITING INSIDER TRADING

General and Purpose
The reputation of TPG Inc. (the “Company”) in the investment community, with our investors, and with those individuals and organizations with which we have contact, depends upon the manner in which we conduct our affairs. U.S. securities laws give the Company, its directors, officers and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities. The purpose of this Policy Prohibiting Insider Trading (this “Policy”) is to help the Company comply with federal and state securities laws.
This Policy is supplemented by our “Securities Trading Policy and Investment Adviser Code of Ethics.” To the extent the “Securities Trading Policy and Investment Adviser Code of Ethics” and any other Company policies are more restrictive than this Policy, follow the more restrictive policies.
Policy Statement Prohibiting Insider Trading
Insider trading is illegal and prohibited, and civil and criminal penalties are severe. Insider trading occurs when a person who is aware of material, non-public information about a company buys or sells that company’s securities or, in certain cases, provides material, non-public information to another person who may trade on the basis of that information.
•No Trading on Material, Non-Public Information. If you are aware of material, non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities (as defined below).

•No Tipping. If you are aware of material, non-public information about the Company, you may not communicate or pass (“tip”) that information on to others, including co-workers, family members and friends. The federal securities laws impose liability on a person who “tips” or communicates material, non-public information (the “tipper”), to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
Securities Subject to this Policy
This Policy applies to purchases or sales of Company securities (e.g., common stock, as well as options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”).
Moreover, if you, in the course of working for the Company, learn of material, non-public information about another company, you may not trade in, take advantage of, or share information (except as permitted under a non-disclosure agreement or similar arrangement) about that company’s securities until the information becomes public or is no longer material.
Persons Covered by this Policy
This Policy applies to every director, officer, and employee of the Company and its subsidiaries (collectively, “Company Personnel”) and the additional persons noted below who may gain access to material, non-public information. Please see Exhibit A for a list of subsidiaries covered by the policy.

Family Members and Others Subject to this Policy
The activities of your family/household and entities that you control are also covered by this Policy (collectively, “Family/Household”).
•Your spouse, your domestic partner, or your live-in significant other;
•Your adult children who are economically dependent on you even if they do not live in your household;
•Any of the following family members or other persons who live in your household: children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mother-, father-, son-, daughter-, brother- or sister-in law, any person related by adoption and any individual economically dependent upon you;
•Any related or unrelated individual whose investments are controlled by you;
•Any accounts over which you have direct or indirect financial interest, whether individually or shared; and
•Any accounts over which you have power, whether individually or shared and whether exercised directly or indirectly with others, to make investment decisions (whether or not you have financial interest in the account).
You are responsible for the transactions of your Family/Household and therefore should make them aware of the need to confer with you before they trade in Company Securities.
What Information is Considered Material?
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. A non-exhaustive list of information that could be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, changes in management, the grant or denial of significant governmental or regulatory approvals, liquidity, cybersecurity incidents and significant new products, services or contracts. Information is considered non-public until such time as it has been disseminated in a manner making it available to investors generally on a broad-based, non-exclusionary basis (e.g., through press releases or public filings).
Questions
Questions about this Policy or any proposed transaction or communication should be directed to the Company’s compliance team (“TPG Compliance”).
Blackout Periods
Unless pursuant to a properly established Rule 10b5-1 Plan (as described below), Company Personnel and their Family/Households may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following “Blackout Periods.”
•The period with respect to any fiscal quarter commencing at market close on the tenth day of the third month of that quarter and ending after the second full trading day after the earnings release with respect to that fiscal quarter. If public disclosure occurs on a trading day after the markets open, then such date of disclosure shall not be considered the first full trading day with respect to such public disclosure. For example, trading would be permissible on a Tuesday following a Monday release before trading hours and on a Wednesday following a Monday release during or after trading hours.
•Any other period designated in writing by TPG Compliance, which may be to a limited group of Company Personnel (an “event-specific Blackout Period”).

TPG Compliance need not disclose the reasons for an event-specific Blackout Period. If you are subject to an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person as that may constitute material non-public information.
No trading is permitted during the Blackout Period except for reasons of exceptional personal hardship, subject to prior approval by TPG Compliance and any other persons as TPG Compliance may involve.
Broker Accounts for Company Securities
All Company Personnel and their Family/Households must open and maintain a brokerage account through our equity plan advisory team at Morgan Stanley in order to hold or trade in Company Securities. To establish an appropriate account, contact Morgan Stanley via email (detterickgroup@ms.com) or by phone (877) 909-1020. Any exceptions to this requirement must be approved by TPG Compliance.
Pre-Clearance
In addition to any requirements or restrictions that may apply to persons covered by the Company’s Securities Trading Policy and Investment Adviser Code of Ethics, all Company Personnel and their Family/Households must clear all transactions in Company Securities with TPG Compliance via STAR before the trade may occur and all independent director pre-clearance must be made via the Company’s Control Room at controlroom@tpg.com or at (817) 871-4098. TPG Compliance is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
Except as otherwise approved in writing by TPG Compliance, and so long as the transaction is not during a Blackout Period, any authorization of a transaction is effective until the earlier of (i) its revocation by TPG Compliance, (ii) the earlier of close of business on the trading day immediately following the day on which authorization is granted (for example, if authorization is provided on a Monday during trading hours, it is effective until the close of business on Tuesday) or the beginning of a Blackout Period or (iii) the moment you learn that the information in your preclearance request is not accurate. If the order is not placed within that period, a new authorization must be obtained before you place the trade.
If permission is denied, refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction.
Pre-clearance requests will not be granted during a Blackout Period.
Additional Prohibited Transactions
In addition to the other restrictions and prohibitions contained in this Policy, Company Personnel and their Family/Households may not engage in the following:
•Short Sales. Short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. Section 16(c) of the Exchange Act also prohibits directors and officers from engaging in short sales.
•Hedging Transactions. Engaging in hedging transactions with respect to ownership in Company Securities, including trading in any derivative security relating to Company Securities that are designed to hedge or speculate on any change in the market value of the Company Securities, such as options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds.
Standing and Limit Orders. An order that will remain open beyond the trading day it was place, unless pursuant to a properly established 10b5-1 plan.

Speculative Transactions
Investing in the Company Securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-range speculation based on fluctuations in the market. Such activities put personal gains in conflict with the best interests of the Company and its shareholders. The Company encourages Company Personnel and their Family/Households to avoid frequent trading in Company Securities. Speculating in Company Securities is not part of the Company’s culture.
Margin Accounts and Pledges
Holding Company Securities in margin accounts or pledging Company Securities as collateral for loans or other obligations is prohibited for all Company Personnel and their Family/Households without the prior approval of TPG Compliance, and also the General Counsel in the case of directors, executive officers and their Family/Households. For the avoidance of doubt, any TPG Partner Holdings, L.P. securities are not covered by this Policy.
Managed Accounts
Company Personnel and their Family/Households may hold Company Securities in managed accounts so long as they do not have any influence or control, or exercise investment discretion, over those accounts.
Transactions under Company Plans
The limitations of this Policy do not apply in the case of the following transactions, except as specifically noted:
•Stock Option Exercises. Exercise of an employee stock option acquired pursuant to Company plans, if any, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy’s trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
•Restricted Stock Awards. Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
Rule 10b5-1 Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense, under certain conditions, against allegations that an insider traded in the Company’s securities while aware of material non-public information. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the Plan meets the requirements of Rule 10b5-1, Company Securities may be purchased, sold or gifted without regard to certain insider trading restrictions, including blackout and pre-clearance requirements. If Company Personnel and their Family/Households adopt Rule 10b5-1 Plans, the Company discourages trading in Company Securities (including, during open trading windows) outside of such Plans, subject to certain limited exceptions, as such trading activity will not have the benefit of affirmative defense against insider trading allegations and can call into question the validity of established Plans.

To create a Rule 10b5-1 Plan, you must enter into a written plan for trading Company Securities only (i) during an open trading window, (ii) when not in possession of material non-public information and (iii) in good faith. The Plan must specify the amount, price and date of each transaction or include a written formula, algorithm, or computer program for determining the amount, price, and date of each transaction, and it must not permit you to have any subsequent influence over how, when or whether to effect purchases, gifts, or sales. To comply with this Policy, Company Personnel and their Family/Households who wish to establish Rule 10b5-1 Plans must satisfy the following conditions:

•Establish the Plan with Morgan Stanley. The Plan must be entered into with, and executed by, our equity plan advisory team at Morgan Stanley. To establish a Plan, contact Morgan Stanley via email (detterickgroup@ms.com) or by phone (877) 909-1020. Any exceptions to this requirement must be approved by TPG Compliance.

•Obtain prior approval from TPG Compliance. Any Rule 10b5-1 Plan must be submitted for approval at least three days prior to the entry into the Rule 10b5-1 Plan and is subject to the Company’s guidelines on Rule 10b5-1 Plans. Subsequent modifications and terminations of Plans should also be submitted for approval at least three days prior to taking such action. Note that the adoption, modification, and terminations of Plans by directors and officers will be disclosed to the Audit Committee and as described below, in the Company’s 10-Q filing, on a quarterly basis. Compliance will not approve any Plans during Blackout Periods.

•Observe a minimum cooling-off period. A mandatory cooling-off period must be observed before the first transaction occurs in a new or modified Rule 10b5-1 Plan. The duration of the cooling-off period varies depending on whether you are a director, officer, or other insider. For directors and officers, the cooling-off period is the later of (i) 90 days after Plan adoption or modification; or (ii) two business days following disclosure of the Company’s financial results in a Form 10-K or 10-Q for the fiscal quarter in which the plan was adopted or modified. In either event, the cooling-off period may not exceed 120 days. Company Personnel other than directors or officers, must use a cooling-off period of at least 30 days. Note, modification of an existing Plan may be treated like termination and adoption of a new Plan, and as a result will trigger a new cooling-off period if such modification changes the amount, price, or timing of transactions, including a change to a formula that affects these inputs.

•Limit overlapping Plans. Company Personnel and their Family/Households may not have more than one Plan in effect at any given time, except for sell-to-cover arrangements. Establishing a new Plan before a current Plan expires is permissible, provided the first trade of the new Plan will occur only after (i) the current Plan expires and (ii) the applicable cooling off period has taken place.

•Note the minimum and maximum duration of Plans. Company Personnel and their Family/Households should adopt Plans with a minimum duration of six months, but not exceeding two years.

•Single-trade Plans. For all Company Personnel and their Family/Households, Rule 10b5-1 permits only one single-trade Plan during any consecutive 12-month period, except for sell-to-cover arrangements.

•Comply with TPH LPA and Exchange Agreement provisions where relevant. Any Company Personnel converting TPH Units into Class A Shares to be sold under a Plan must comply with the provisions of the TPH LPA and the Exchange Agreement.

•Note the disclosure requirements. For directors and officers, note that the adoption, modification, and termination of Rule 10b5-1 Plans are subject to public disclosure by the Company (including names of such directors and officers, and the number of Company Securities admitted in the Plans), and any purchase, sale or gift made by the Plan must be publicly reported on a Form 4 within two business days of the transaction.

Sanctions

Insider trading violations may result in severe sanctions being imposed on the individuals involved and on the Company. These could involve administrative sanctions by various regulatory agencies, such as being barred from employment in the securities industry, regulatory suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at or about the same time as the person who traded on material, non-public information, and criminal prosecution which could result in substantial fines and jail sentences. In addition, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with the Code may result in termination of your employment and referral to the appropriate authorities.
Last Updated: December 2025

EXHIBIT A
Angelo, Gordon & Co., L.P.
Angelo, Gordon Asia Limited (Hong Kong)
Angelo, Gordon Asia Limited (Korea)
Angelo, Gordon Europe LLP
Angelo, Gordon Europe LLP - Italian Branch
Angelo, Gordon Germany GmbH
Angelo, Gordon Hong Kong Limited
Angelo, Gordon International LLC
Angelo, Gordon Netherlands B.V.
Angelo, Gordon Singapore Private Limited
PCM Management Advisor, LLC
Red Creek Asset Management LLC
TPG (A), Limited
TPG (I), Ltd.
TPG Capital - Luxembourg, S.à r.l.
TPG Capital – U.A.E., LLC
TPG Capital (Australia) PTY Ltd
TPG Capital (Beijing) Limited
TPG Capital (S) Pte. Ltd.
TPG Capital Canada Company
TPG Capital India Private Limited
TPG Capital, Limited
TPG China, Limited
TPG EMEA, LLP
TPG Europe, LLP
TPG Global, LLC
TPG Haihua (Shanghai) Equity Investment Management Co. Ltd.
TPG International FO, Ltd.
TPG Korea Co., Ltd.
TPG Operations, LLC
TPG RE, LLC
Y Analytics, PBLLC
Last Reviewed: December 2025